Exhibit 10.2

NOTICE OF INCENTIVE STOCK OPTION (“ISO”) GRANT

under the

CINEDIGM CORP. 2017 EQUITY INCENTIVE PLAN

No. of shares subject to option: «Stock Options »

   This GRANT, made as of the _____ day of ___________, 20__ by Cinedigm Corp., a Delaware corporation (the “Company”), to «First Name» «Last Name» (“Participant”), is made pursuant and subject to the provisions of the Company’s 2017 Equity Incentive Plan (the “Plan”), a copy of which has been given to Participant. All terms used herein that are defined in the Plan have the same meanings given them in the Plan.

1.       Grant of Option. Pursuant to the Plan, the Company, on ____________, 20__ (“Grant Date”), granted to Participant this incentive stock option (“ISO”), subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, the right and option to purchase from the Company all or any part of the aggregate of _______ shares of Common Stock at the option price of $XX.XX per share (the “Option Price”) (this grant referred to herein as the “Option” or “ISO”), being not less than the Market Price per share of the Common Stock on the Grant Date of the Option (provided, however, that if the Participant is a 10% or more Shareholder of the Company, the Option Price has been set at not less than 110% of the Market Price per share on the Grant Date). Such Option will be exercisable as hereinafter provided.

   This Option is intended to qualify and be treated as an incentive stock option under Code section 422 although the Company makes no representation or guarantee that the Option will qualify as an incentive stock option. To the extent that the aggregate Market Price (determined on the Grant Date) of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as non-qualified stock options instead.

2.       Expiration Date. The Expiration Date of this Option is the date that is ten (10) years (five years if the Participant is a 10% or more Shareholder of the Company) from the Grant Date. This Option may not be exercised on or after the Expiration Date.

3.       Vesting of Option. Except as provided in paragraphs 7, 8, or 10, this Option shall become vested on the _____ anniversary of the Grant Date.

4.       Exercisability of Option. Except as provided in paragraphs 7, 8, or 10, this Option shall become exercisable on the ______ anniversary of the Grant Date. Once the Option has become exercisable in accordance with the preceding sentence, it shall continue to be exercisable until the termination of Participant’s rights hereunder pursuant to paragraphs 7, 8, or 10, or until the Expiration Date, if earlier. A partial exercise of this Option shall not affect Participant’s right to exercise this Option with respect to the remaining shares, subject to the terms and conditions of the Plan and those set forth herein.

5.       Method of Exercising and Payment for Shares. This Option shall be exercised pursuant to procedures established by the Committee for exercising this Option.

6.        Nontransferability. This Option is nontransferable except by will or the laws of descent and distribution. During Participant’s lifetime, this Option may be exercised only by Participant.

7.       Upon a Qualifying Termination Event.

(a)       Notwithstanding anything in this Option to the contrary, if, prior to the forfeiture of the Option under paragraph 9, Participant experiences a Qualifying Termination Event (as defined below), the Option shall become vested as to a pro-rata portion of the Option, as determined in accordance with the following sentence. The pro-rata portion of the Option that shall vest pursuant to the preceding sentence shall be equal to ___th of the shares subject to the Option, for each full month of service performed by the Participant after the Grant Date and prior to the Qualifying Termination Event. The non-vested portion of the Option shall be forfeited.

(b)       If the Qualifying Termination Event is the Participant’s death or Disability (as defined below), the portion of the Option vested pursuant to paragraph 3 or subparagraph (a) of this paragraph 7 may be exercised beginning on the date the Option becomes vested and shall remain exercisable for (i) a period of 12 months after the date of death or Disability, as applicable, or (ii) if earlier, the Expiration Date, (the exercise period under (i) or (ii), as applicable, referred to herein as the Qualified Termination Event Exercise Period), and the Participant or Participant’s beneficiary (or estate as the case may be) may exercise this Option during the Qualified Termination Event Exercise Period. Participant shall have the right to designate his beneficiary in accordance with procedures established under the Plan for such purpose. If Participant fails to designate a beneficiary, or if at the time of his death there is no surviving beneficiary, this Option may be exercised by his estate.

(c)       If the Qualifying Termination Event is an event other than the Participant’s death or Disability, the portion of the Option vested pursuant to paragraph 3 or subparagraph (a) of this paragraph 7 may be exercised beginning on the date the Option becomes vested and shall remain exercisable (i) for a period of 90 days after the Qualified Termination Event, or (ii) if earlier, until the Expiration Date.

8.       Exercise of Vested Options After Other Termination of Employment. Except as provided in paragraph 7, in the event Participant ceases to be employed by the Company or an Affiliate, the rules under this paragraph 8 shall apply. If Participant ceases to be employed after the Option is vested, but prior to the Expiration Date, Participant may exercise this Option with respect to the shares he is entitled to purchase pursuant to paragraphs 3 and 4 above within sixty (60) days of the date of such termination of employment (but in no event later than the Expiration Date). Any portion of the vested Option that is not exercised within the foregoing sixty (60) day period shall be immediately forfeited.

9.       Forfeiture. Any non-vested portion of the Option that does not become vested pursuant to paragraph 3, 7(a) or 10, shall be forfeited if Participant’s employment with the Company or an Affiliate terminates for any reason.

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10.      Change in Control. In the event of a Change in Control (as defined in the Plan) prior to the forfeiture of the Option under paragraph 9, the provisions of this paragraph 10 shall apply in addition to the provisions of Article 17 (and related provisions) of the Plan.

(a)        Any Replacement Award made to the Participant shall provide that if the Participant is terminated by the Company other than for Cause or voluntarily resigns for Good Reason (as defined in paragraph 11) concurrent with or within two (2) years after the date of the Change in Control, the non-vested Replacement Award shall become immediately vested and shall be exercisable as provided in paragraph 7(b), at the time of the termination or resignation. The Committee shall have the discretion to determine the terms of any Replacement Award in compliance with the Plan and applicable law. For purposes of paragraphs 9 and 11, references to the Company or an Affiliate shall also include any successor entity.

(b)        Notwithstanding the provisions of subparagraph (a) hereof, in connection with a Change in Control where the Company’s shares continue to be traded on the NASDAQ Global Market or another established securities market and this Option remains in effect, if the Participant is terminated by the Company other than for Cause or voluntarily resigns for Good Reason (as defined in paragraph 11) concurrent with or within two (2) years after the date of the Change in Control, the non-vested Option shall become immediately vested and shall be exercisable as provided in paragraph 7(c), as of the time of the termination or resignation.

11.      Qualifying Termination Event and Other Terms.

(a)        For purposes of this Option, Qualifying Termination Event shall mean a Participant’s death, Disability, termination by the Company or an Affiliate other than for Cause, or voluntary termination for Good Reason.

(b)       “Disability” shall mean a Participant’s permanent and total disability within the meaning of Section 22(e)(3) of the Code.

(c)        If the events described in subparagraph (a) or paragraph 10 occur after the date that the Participant is advised (upon recommendation by the Committee) that his employment is being, or will be, terminated for Cause, on account of performance or in circumstances that prevent him from being in good standing with the Company, accelerated vesting shall not occur and all rights under this Option shall terminate, and this Option shall expire on the date of Participant’s termination of employment. The Committee shall have the authority to determine whether Participant’s termination from employment is for Cause or for any reason other than Cause.

12.     Fractional Shares. Fractional shares shall not be issuable hereunder, and when any provision hereof may entitle Participant to a fractional share such fraction shall be disregarded.

13.     No Right to Continued Employment. This Option does not confer upon Participant any right with respect to continuance of employment by the Company or an Affiliate, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate his employment at any time.

14.     Change in Capital Structure. The terms of this Option shall be adjusted as the Committee determines is equitable in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization.

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15.     Governing Law. This Option shall be governed by the laws of the State of Delaware and applicable Federal law. All disputes arising under this Option shall be adjudicated solely within the state or Federal courts located within the State of Delaware.

16.     Conflicts.

(a)       In the event of any conflict between the provisions of the Plan as in effect on the date hereof and the provisions of this Option, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof.

(b)       In the event of any conflict between the provisions of this Option and the provisions of any separate Agreement between the Company and the Participant, including, but not limited to, any Severance Compensation Agreement, the provisions of that separate Agreement shall govern.

17.     Binding Effect. Subject to the limitations set forth herein and in the Plan, this Option shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of Participant and the successors of the Company.

18.     Taxes. If the Company, in its discretion, determines that it is obligated to withhold tax in connection with the exercise of the Option, tax withholding, including employment taxes, Federal income taxes, and state and local income taxes with respect to the state and locality where, according to the Company's system of records, the Participant resides at the time the Option is exercised, will be satisfied by the Participant as instructed in the established procedures for exercising this Option; provided, however, that the foregoing employment, Federal, state and local income tax withholding provision shall be subject to any special rules or provisions that may apply to Participants who are non-US employees (working inside or outside of the United States) or US employees working outside of the United States. It is the Participant's responsibility to properly report all income and remit all Federal, state, and local taxes that may be due to the relevant taxing authorities as the result of exercising this Option.

19.     Recoupment. In addition to any other applicable provision of the Plan, this Option is subject to the terms of any separate Clawback Policy maintained by the Company, as such Policy may be amended from time to time.

20.     Qualification as an Incentive Stock Option. It is understood that this Option is intended to qualify as an incentive stock option as defined in Section 422 of the Code to the extent permitted under applicable law. Accordingly, the Participant understands that solely for purposes of obtaining the benefits of an ISO, (a) no sale or other disposition may be made of shares for which ISO treatment is desired within one (1) year following the date of exercise of the Option or within two (2) years from the Grant Date, and (b) to the extent the Participant becomes eligible to exercise the Option upon a Qualifying Termination Event other than the Participant’s death or Disability, the Option exercise must occur within 90 days after the relevant Qualifying Termination Event. The Participant understands and agrees that the Company shall not be liable or responsible for any additional tax liability the Participant incurs in the event that the Internal Revenue Service for any reason determines that this Option does not qualify as an ISO within the meaning of the Code.

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21.     Disqualifying Disposition. If the Participant disposes of the shares of Common Stock prior to the expiration of either two (2) years from the Grant Date or one (1) year from the date the shares are transferred to the Participant pursuant to the exercise of the Option (a “Disqualifying Disposition”), the Participant shall notify the Company in writing within thirty (30) days after such disposition of the date and terms of such disposition. The Participant also agrees to provide the Company with any information concerning any such dispositions as the Company requires for tax purposes.

22.     Acceptance. Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. Participant has read and understands the terms and provisions thereof, and accepts the Option subject to all of the terms and conditions of the Plan and this Agreement. The Participant acknowledges that there may be adverse tax consequences upon exercise of the Option or disposition of the underlying shares and that the Participant should consult a tax advisor prior to such exercise or disposition.

IN WITNESS WHEREOF, the Company and Participant have each caused this Notice of Option Grant to be signed on their behalf.

Cinedigm Corp.

By:

Participant

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